Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No.  333-XXXXX) of the Brush Engineered Materials Inc. 2006 Stock Incentive Plan of our reports dated March 3, 2006, with respect to the consolidated financial statements of Brush Engineered Materials Inc., Brush Engineered Materials Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Brush Engineered Materials, Inc. incorporated by reference in its Annual Report  (Form 10-K)  for the year ended December  31, 2005, and the related financial statement schedule included therein as to which our report date is March  16, 2006, filed with the Securities and Exchange Commission.

Cleveland, Ohio
April 20, 2006	/s/ Ernst & Young LLP